Exhibit 4.01

SECOND AMENDMENT TO RIGHTS AGREEMENT
BETWEEN MONOLITHIC SYSTEM TECHNOLOGY, INC. AND
WELLS FARGO BANK, N.A., AS RIGHTS AGENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of December 14, 2004, by and between Monolithic System Technology, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, N.A., formerly Wells Fargo Minnesota, N.A. (the “Rights Agent’).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of October 11, 2000, as amended by the First Amendment thereto made as of February 23, 2004 (as so amended, the “Rights Agreement”) specifying the terms of the Rights (as defined therein);

WHEREAS, the Company is aware that Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor (“I&S”) invests and holds securities for the accounts of its Affiliates, Associates and certain retail customers for whom individual brokers at I&S manage accounts over which they hold investment discretion;

WHEREAS, the Company understands that  I&S possesses shared dispositive  power but not voting power or any pecuniary interest with respect to Common Shares acquired in the name of I&S for customer accounts managed by individual brokers employed by I&S, other than personal trading accounts belonging to such brokers (I&S and all Persons acting as brokerage account managers at I&S are referred to collectively as “I&S Parties and individually as an I&S Party), and that all Common Shares held by I&S Parties are acquired solely for investment purposes and not with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

WHEREAS, the Board of Directors has determined pursuant to the authorization granted to it under the Rights Agreement that for purposes of the Rights Agreement the I&S Parties might be deemed to beneficially own all Common Shares acquired by all and any of the I&S Parties;

WHEREAS, the Board of Directors of the Company has determined that it is in the interests of the Company’s stockholders that the Rights Agreement be amended as set forth in this Amendment to enable the acquisition by I&S Parties, collectively, of shared beneficial ownership of Common Shares outstanding from time to time and that such acquisitions will not cause the I&S Parties to become an Acquiring Person or result in a Shares Acquisition Date or otherwise trigger the Rights; provided that single account holders or retail customers and individual brokers at I&S will remain subject to the 15% limitation with respect to their personal accounts;

WHEREAS, the Company has delivered to the Rights Agent the appropriate writing in accordance with Section 27 of the Rights Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1.                                          Defined Terms

Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

Section 2.                                          Amendment to Rights Agreement

(a)           Section 1(a) of the Rights Agreement, which sets forth the definition of “Acquiring Person,” is hereby amended by adding the following new paragraph at the end of Section 1(a):

Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of the I&S Parties, individually or collectively, shall be deemed to be an Acquiring Person as long as none of the Common Shares held by any of the I&S Parties are acquired or held with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, as determined in the sole discretion of the Board of Directors of the Company.  This exclusion is limited to Common Shares as to which I&S parties share dispositive power but have only limited voting power of the type described in SEC Rule 13d-3(d)(2).  Any single account holder or retail customer of I&S, and any single broker at I&S with respect to such broker’s personal trading account, shall remain subject to the 15% limitation on Beneficial Ownership contained in this Section 1(a).  For purposes of this paragraph shares of Common Stock as to which an I&S Party has, or I&S Parties have, dispositive power and only non-discretionary voting power (as defined in SEC Rule 13d-3(d)(2)), with no “direct pecuniary interest” or “indirect pecuniary interest” (as defined under SEC Rule 16a-1(a)) therein, shall be excluded from the calculation of Beneficial Ownership under Section 1(a).

(b)           As a consequence of the foregoing amendment to Section 1(a) of the Rights Agreement, and subject to the condition stated in Section 1(a), the acquisition or continued beneficial ownership by I&S Parties of Common Shares will not entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights except as otherwise stated in Section 1(a), as amended hereby, and will not constitute a Shares Acquisition Date or a Trigger Event, nor will it result in a Distribution Date.

Section 3.                                          Effectiveness.

Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

Section 4.                                          Miscellaneous.

(a)           If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)           This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

(c)           Nothing in this Amendment shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

(d)           The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

(e)           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

MONOLITHIC SYSTEM TECHNOLOGY, INC.		WELLS FARGO BANK, N.A.

By:	/s/ MARK VOLL	By:	/s/ SUSAN J. ROEDER
Name:	Mark Voll	Name: Susan J. Roeder
Title:	Chief Financial Officer and Vice President	Title: Vice President
Finance and Administration